                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 1 of 12
--------------------------------------------------------------------------------
                         REPORT OF INDEPENDENT CERTIFIED
                               PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
     Milgray Electronics, Inc.

We have audited the accompanying consolidated balance sheets of Milgray Electronics, Inc. and Subsidiaries as of September 30, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Milgray Electronics, Inc. and Subsidiaries as of September 30, 1996 and 1995, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP


Melville, New York
October 24, 1996

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 2 of 12
--------------------------------------------------------------------------------

                   Milgray Electronics, Inc. and Subsidiaries

                           CONSOLIDATED BALANCE SHEETS

September 30                                                     1996         1995
------------------------------------------------------------------------------------
                                     ASSETS
Current Assets
     Cash and cash equivalents                                 $  1,787     $  1,909
     Accounts receivable, net of allowance for
         doubtful accounts of $1,277 and $1,066                  37,510       39,105
     Inventories                                                 55,419       48,525
     Prepaid expenses and sundry receivables                        713          459
     Income taxes refundable                                        634
     Deferred income taxes                                          593          618
                                                               --------     --------
         Total current assets                                    96,656       90,616
                                                               ========     ========

Property, plant and equipment, at cost, net                       3,783        3,347

Other assets
     Security deposits and sundry                                   302          383
                                                               --------     --------
                                                               $100,741     $ 94,346
                                                               ========     ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Accounts payable                                          $ 13,953     $ 19,280
     Accrued expenses and sundry liabilities
         Accrued payroll                                          1,729        1,841
         Other                                                    1,504        2,697
     Income taxes payable                                           265        1,088
     Current maturities of long-term debt                            36           50
                                                               --------     --------
         Total current liabilities                               17,487       24,956

Long-term debt                                                   36,887       31,633

Deferred income taxes                                               327          330

Commitments and contingencies

Stockholder's equity
     Common stock, par value $.25 per share; authorized,
         60,000,000 shares; issued, 6,816,902 shares              1,704        1,704
     Retained earnings                                           44,406       35,793
                                                               --------     --------
                                                                 46,110       37,497
     Less treasury stock - at cost (43,726 shares)                   70           70
                                                               --------     --------
                                                                 46,040       37,427
                                                               --------     --------

                                                               $100,741     $ 94,346
                                                               ========     ========


The accompanying notes are an integral part of these statements.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 3 of 12
--------------------------------------------------------------------------------

                   Milgray Electronics, Inc. and Subsidiaries

                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)


Year ended September 30                          1996           1995           1994
--------------------------------------------------------------------------------------
Net sales                                     $  275,399     $  239,519     $  181,844
                                              ----------     ----------     ----------
Costs and expenses
     Cost of sales                               214,788        183,457        140,079
     Selling, general and administrative          43,986         39,292         31,001
     Interest                                      2,587          1,816          1,111
                                              ----------     ----------     ----------
                                                 261,361        224,565        172,191
                                              ----------     ----------     ----------

         Income before income taxes               14,038         14,954          9,653

Income tax provision                               5,425          5,638          3,460
                                              ----------     ----------     ----------

         Net income                           $    8,613     $    9,316     $    6,193
                                              ==========     ==========     ==========

Net income per share                          $     1.27     $     1.38     $      .93
                                              ==========     ==========     ==========

Common shares and equivalents outstanding      6,773,176      6,752,056      6,695,170
                                              ==========     ==========     ==========


The accompanying notes are an integral part of these statements.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 4 of 12
--------------------------------------------------------------------------------

                   Milgray Electronics, Inc. and Subsidiaries

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


Year ended September 30                                      1996          1995         1994
----------------------------------------------------------------------------------------------
Cash flows from operating activities
     Net income                                           $  8,613      $  9,316      $  6,193
                                                          --------      --------      --------

Adjustments to reconcile net income to net
     cash used in operating activities
         Depreciation and amortization of property,
              plant and equipment                              482           435           348
         Amortization of other assets                          222           130           154
         Deferred income taxes                                  22          (299)           46
         Change in allowance for doubtful accounts             211           194           151
         Decrease (increase) in operating assets
              Accounts receivable                            1,384        (9,771)       (4,599)
              Inventories                                   (6,894)      (19,059)       (1,267)
              Prepaid expenses and sundry receivables         (254)          375          (463)
              Income taxes refundable                         (634)           23            62
              Other assets                                    (141)          (72)         (164)
         Increase (decrease) in operating liabilities
              Accounts payable                              (5,327)        7,960        (2,608)
              Accrued expenses and sundry liabilities       (1,305)        1,094           761
              Income taxes payable                            (823)          716        (2,047)
                                                          --------      --------      --------
                                                           (13,057)      (18,274)       (9,626)
                                                          --------      --------      --------

         Net cash used in operating activities              (4,444)       (8,958)       (3,433)
                                                          --------      --------      --------

Cash flows from investing activities
     Acquisition of property, plant and equipment             (832)         (534)         (908)
                                                          --------      --------      --------
         Net cash used in investing activities                (832)         (534)         (908)
                                                          --------      --------      --------

Cash flows from financing activities
     Repayment of long-term debt                          $    (71)     $    (50)     $ (1,291)
     Net borrowings under revolving credit facility          5,225         8,950         5,975
     Proceeds from exercise of stock options                                 113           175
                                                          --------      --------      --------
         Net cash provided by financing activities           5,154         9,013         4,859
                                                          --------      --------      --------

Net (decrease) increase in cash
     and cash equivalents                                     (122)         (479)          518
Cash and cash equivalents at beginning of year               1,909         2,388         1,870
                                                          --------      --------      --------
Cash and cash equivalents at end of year                  $  1,787      $  1,909      $  2,388
                                                          ========      ========      ========

Supplemental cash flow information:
     Interest paid                                        $  2,673      $  1,762      $  1,043
     Income taxes paid                                       6,860         4,646         5,680


The accompanying notes are an integral part of these statements.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 5 of 12
--------------------------------------------------------------------------------

                   Milgray Electronics, Inc. and Subsidiaries

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - GENERAL AND SUMMARY OF ACCOUNTING POLICIES

Milgray Electronics, Inc. and Subsidiaries (the "Company") distributes electronic components produced by a large number of manufacturers. The Company's sales are made to customers mainly in the electronic, defense and computer industries located principally in the United States, Canada and Western Europe.

A summary of the significant accounting policies applied in the of the accompanying consolidated financial statements follows:

     1.  Principles of Consolidation

         The consolidated financial statements include the accounts of Milgray Electronics, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

     2.  Revenue Recognition

         The Company recognizes revenue as products are shipped.

     3.  Inventories

         Inventories, consisting primarily of merchandise purchased for resale, have been valued at the lower of cost or market, on the moving average cost method.

     4.  Property, Plant and Equipment

         Property, plant and equipment are carried at cost. Depreciation of furniture, fixtures, equipment and computer equipment is computed for financial reporting and tax purposes on the straight-line and accelerated basis over the estimated useful lives of the assets which are 5 to 10 years for furniture, fixtures and equipment and 5 to 7 years for computer equipment. The building and improvements are being depreciated on a straight-line basis over 40 years for financial reporting purposes and 15 to 32 years for tax purposes. Leasehold improvements are amortized over the lesser of the useful life of the asset or the term of the lease without regard to renewal options.

     5.  Income Taxes

         Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities and loss carryforwards and tax credit carryforwards for which income tax benefits are expected to be realized in future years. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that all or some portion of such deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 6 of 12
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE A - continued

     6.  Net Income Per Share

         The computation of net income per share of common stock is based upon the weighted average number of common shares outstanding during the period plus (in periods in which they have a dilutive effect) common stock equivalents representing shares issuable upon the exercise of stock options. In 1996, no stock options were outstanding (see Note G) and in 1995 and 1994, stock options were not considered in the computation of net income per shares since their inclusion would not be materially dilutive.

     7.  Concentration of Credit Risk

         Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base, and their dispersion across many geographical regions. At September 30, 1996, 1995 and 1994, the Company had no significant concentration of credit risk.

     8.  Cash and Cash Equivalents

         The Company includes checks which have not been paid by its disbursing banks as cash in bank and as accounts payable. The amount of checks that have not been paid by the Company's disbursing banks was approximately $3,169,000 and $2,207,000 as of September 30, 1996 and 1995, respectively.

         Cash equivalents include all highly liquid instruments purchased with an original maturity of three months or less.

     9.  Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at year-end and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     10. Reclassifications

         Certain amounts in the 1995 consolidated financial statements were reclassified to conform to the 1996 presentation.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 7 of 12
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE B - PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of:

September 30,                                  1996       1995
---------------------------------------------------------------
(in thousands)
Land                                          $  206     $  206
Building and improvements                      2,049      2,040
Furniture, fixtures and equipment              2,223      1,684
Computer equipment                             1,940      1,632
Leasehold improvements                            90         31
                                              ------     ------

                                               6,508      5,593
Less accumulated depreciation
     and amortization                          2,725      2,246
                                              ------     ------

                                              $3,783     $3,347
                                              ======     ======


NOTE C - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Fair Value of Financial Instruments," requires disclosure of the estimated fair value of an entity's financial instrument assets and liabilities. The Company's principal financial instrument consists of its revolving credit agreement with banks. The Company believes that the carrying amount of such debt approximates the fair value as the variable interest rates approximate the current prevailing interest rate.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 8 of 12
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE D - LONG-TERM DEBT

     Long-term debt consists of the following:

September 30,                                      1996        1995
--------------------------------------------------------------------
(in thousands)
Bank loan (a)                                    $36,850     $31,625
     Equipment loans, collateralized and due
         through November 1998                        73          58
                                                 -------     -------
                                                  36,923      31,683

     Less current maturities                          36          50
                                                 -------     -------

                                                 $36,887     $31,633
                                                 =======     =======

     (a) On August 29, 1996, the Company entered into a new unsecured revolving credit agreement with three banks which provides for maximum outstanding borrowings of $70,000,000 and extends the maturity date through August 29, 2001. This agreement replaced the then existing unsecured revolving credit agreement, as amended, for maximum borrowings of $50,000,000 which was due December 31, 1998. Maximum borrowings under the new agreement are based upon the sum of eligible inventory (the lesser of 50% of inventory or $30,000,000) and 90% of eligible accounts receivable. The credit agreement provides for a commitment fee of .1875% per annum on the daily unused portion of the facility, payable quarterly. The credit agreement contains various restrictions and conditions; the most restrictive of these requires that the Company maintain certain liabilities to net worth, inventory, interest, and current ratios and tangible net worth. The agreement also restricts the payment of dividends. The rate of interest payable under the new agreement is, at the Company's option, a function of the prime rate, Eurodollar rate and the Banker's Acceptance Rates, as defined.

     Long-term debt matures as follows (in thousands):

                 1997               $    36
                 1998                    30
                 1999                     7
                 2000                  --
                 2001                36,850
                                    -------
                                    $36,923
                                    =======

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                           Page 9 of 12
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE E - INCOME TAXES

     The income tax provision (benefit) consists of the following:

September 30                               1996        1995         1994
-------------------------------------------------------------------------
(in thousands)
Current
     Federal                             $ 4,270     $ 4,678      $ 2,815
     State and local                         899         908          556
     Foreign                                  93         126           15
     U.S. Territory                          141         225           28
                                         -------     -------      -------

                                           5,403       5,937        3,414

Deferred                                      22        (299)          46
                                         -------     -------      -------

                                         $ 5,425     $ 5,638      $ 3,460
                                         =======     =======      =======

     A reconciliation of income taxes computed at the Federal statutory rate and the effective income tax rate is as follows:

September 30                                1996        1995         1994
--------------------------------------------------------------------------
(in thousands)
Income taxes at statutory rate              35.0%       35.0%        34.0%
State and local income taxes (net of
     Federal income tax benefit)             4.2         4.0          3.8
Exemption from United States territory
     income taxes                           (0.5)       (0.7)        (2.1)
Other                                       (0.1)       (0.6)         0.1
                                            ----        ----         ----

Effective income tax rate                   38.6%       37.7%        35.8%
                                            ====        ====         ====

Foreign withholding taxes of 5% have been provided on undistributed earnings of a U.S. territory subsidiary of approximately $1,362,000, $1,377,000, and $1,521,000 for the years ended September 30, 1996, 1995 and 1994, respectively. These earnings are considered to be permanently reinvested. If the earnings were not considered permanently reinvested, approximately $67,000, $68,000 and $76,000 of deferred income taxes would have been provided for in the years ended September 30, 1996, 1995 and 1994, respectively.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                          Page 10 of 12
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE E - continued

The components of the Company's deferred tax assets and liabilities are summarized below:

September 30                                1996     1995
---------------------------------------------------------
(in thousands)
Deferred tax assets
     Allowance for doubtful accounts        $434     $362
     Bonus accrued                            85       85
     401(k) contribution accrued             105      235
     Other                                    34       34
                                            ----     ----

         Gross deferred tax assets           658      716
                                            ----     ----

Deferred tax liabilities
     Depreciation                            361      364
     Other receivable                                  43
     Other                                    31       21
                                            ----     ----

         Gross deferred tax liabilities      392      428
                                            ----     ----

         Net deferred tax assets            $266     $288
                                            ====     ====

The above amounts are presented in the consolidated balance sheets as of September 30, 1996 and 1995 as $593,000 and $618,000, respectively, of current deferred tax assets and $327,000 and $330,000, respectively, of noncurrent deferred tax liabilities.


NOTE F - COMMON STOCK

On July 19, 1995, the Company's Board of Directors authorized a two-for-one stock split in the form of a 100% stock dividend payable on October 19, 1995 to stockholders of record on September 28, 1995. On August 9, 1994, the Company's Board of Directors authorized a two-for-one stock split in the form of a 100% stock dividend payable on September 23, 1994 to stockholders of record on August 30, 1994. The par value of the new shares issued totaled $847,000 and $419,000 for the 1995 and 1994 stock splits, respectively. In 1995, the par value was transferred to the common stock account from capital in excess of par value in an amount equal to the balance existing at the time of the stock split of $835,000, and from retained earnings for the remaining par value of $12,000. In 1994, the entire par value was transferred to the common stock account from capital in excess of par value. All references in the financial statements to average number of shares outstanding, per share amounts and stock option plan data for prior periods presented have been restated to reflect the stock splits.

On September 20, 1995, the Company's stockholders approved the increase of the authorized number of shares of the Company's common stock from 4,000,000 to 60,000,000 shares.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                          Page 11 of 12
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE G - COMMITMENTS AND CONTINGENCIES

     1. At September 30, 1996, the Company was obligated under operating leases for real property for varying periods expiring through the year 2001. The approximate future minimum annual rental payments under operating leases are approximately as follows (in thousands):


              1997               $  984
              1998                  793
              1999                  699
              2000                  426
              2001                  160
                                 ------
                                 $3,062
                                 ======

         In addition, certain of the lease arrangements require the Company to pay increases in certain expenses such as real estate taxes and other operating expenses.

         Total rental expense for real property charged to operations for the year ended September 30, 1996, 1995 and 1994, was approximately $1,060,000, $861,000, and $692,000, respectively.

     2. The Company had a qualified incentive stock option plan for key employees. This plan provided for the grant of options to purchase up to 600,000 shares of the Company's common stock upon terms and conditions (including price, exercise date and number of shares) determined by the Board of Directors. The option price was not less than the fair market value of the stock on the date that the option was granted. The plan expired on October 17, 1993. No options were outstanding as of September 30, 1995.

                A summary of the option transactions for the years ended September 30, 1995 and 1994 is as follows:

September 30                                                   1995         1994
----------------------------------------------------------------------------------
            Options outstanding at beginning of period         64,000      172,000
            Exercised                                         (64,000)    (108,000)
                                                           ----------     --------
            Options outstanding at end of period
                (all exercisable)                                --         64,000
                                                           ==========     ========

            Exercise price of outstanding options                         $1.235 to
                                                                          $2.19

            Exercise price of options exercised            $1.235 to      $1.235 to
                during the period                          $2.19          $2.19

     3. During 1984, the Company established a noncontributory profit-sharing plan for all eligible domestic employees. No contribution was made during the years ended September 30, 1996, 1995 and 1994. Contributions to the plan were at the discretion of the Board of Directors. On January 4, 1995, the Company merged the plan with the Milgray Electronics, Inc. Profit Sharing and 401(k) Savings Plan.

                                                                    Exhibit 99.3
Milgray Electronics, Inc.                                          Page 12 of 12
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE G - continued

     4. During 1989, the Company established a 401(k) plan for all eligible domestic employees. The Company may contribute to the plan from its current or accumulated net profits as determined by the Board of Directors. On January 4, 1995, the Company merged the plan with the Milgray Electronics, Inc. Profit Sharing and 401(k) Savings Plan. The Company made contributions of approximately $360,000, $350,000 and $180,000 during the years ended September 30, 1996, 1995 and 1994, respectively.


NOTE H - SUBSEQUENT EVENT (UNAUDITED)

On November 27, 1996, the Company and Bell Industries, Inc. ("Bell") announced that they have signed a merger agreement for Bell to acquire the Company for $14.77 per share in cash, or approximately $100 million. Bell, based in Los Angeles, California, distributes products for the electronic, computer, graphic and other industrial markets in the United States. Bell's common stock (ticker symbol BI) is listed on the New York and Pacific Stock Exchanges. Bell reported sales of $611 million and net income of $16.1 million, or $2.13 per share, for the four quarters ended September 30, 1996.

The merger agreement is subject to customary closing conditions, including the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and the receipt of financing by Bell. Bell has initiated a cash tender offer for the Company's shares and those of the Company's majority shareholder. The tender will be subject to customary conditions, including the tender of at least 66-2/3 percent of the Company's outstanding shares. The tender offer will be followed by a second-step cash merger at the same price. Bell expects to complete the acquisition in early 1997.